Exhibit 5.1

March 29, 2012

Enphase Energy, Inc.

201 1st Street, Suite 100

Petaluma, CA 94952

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Enphase Energy, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering an underwritten public offering of up to 1,951,515 shares of common stock, par value $0.00001, including 254,545 shares of common stock that may be sold pursuant to the exercise of an over-allotment option (the “Shares”). The Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The contents of the Registration Statement on Form S-1, as amended (File No. 333-174925) (the Prior Registration Statement”), including the prospectus included therein (the “Prospectus”), are incorporated by reference in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.5 to the Prior Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ John H. Sellers
John H. Sellers